Exhibit 99.1
Arq Reports Second Quarter 2025 Results
Increased revenue 13% YoY and maintained sustained PAC price improvement
Delivered 5th consecutive quarter of positive Adjusted EBITDA – up >200% YoY
Achieved major milestone with the commissioning of 1st GAC line at Red River
Targeting final investment decision (FID) for 2nd GAC line prior to year-end 2025
GREENWOOD VILLAGE, Colo., August 11, 2025 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended June 30, 2025.
Financial Highlights
•Generated revenue of $28.6 million in Q2 2025, up 13% over the prior year period, driven largely by higher average sales price ("ASP"), and higher volumes sold
•Increased ASP in Q2 2025 by approximately 9% over the prior year period
•Achieved gross margin of 33.3% in Q2 2025, versus 32.2% reported in the prior year period, driven by improved pricing and higher volume, partially offset by start-up costs associated with the Granular Activated Carbon ("GAC") line at Red River in Q2 2025
•Adjusted EBITDA1 of $3.7 million in Q2 2025 versus Adjusted EBITDA of $1.1 million in the prior year period, reflecting the 5th consecutive quarter of positive Adjusted EBITDA
•Exited Q2 2025 with cash and restricted cash of $15.4 million
•Capital expenditures forecast for full year 2025 remain in line with previous guidance of $8 - $12 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release. As of Q1 2025, the Company began adjusting for stock-based compensation in EBITDA calculation; 2024 figures shown have been adjusted consistently.
Recent Business Highlights
•Completed Red River plant commissioning with first commercial GAC production and sales, continuing transformation into new higher growth, higher margin businesses
•Expect to accelerate development planning for second line of 25 million pounds of GAC production at Red River and make financial investment decision prior to year-end 2025
•Testing of Arq Wetcake as a feedstock for various asphalt related products with a leading US asphalt company has begun
“Successful commissioning of our first GAC line at Red River represents a significant milestone for Arq, our customers and shareholders,” said Bob Rasmus, CEO of Arq. “When combined with our second quarter results, this represents significant progress in our continued transformation of Arq’s business lines as well as present and future financial performance. Meanwhile, our foundational PAC business delivered another solid quarter with further sustained price improvements and our fifth consecutive quarter of positive adjusted EBITDA. These results provide further evidence of the successful and sustained turnaround of this business. This performance provides us with the foundation needed to capitalize on the exceptional GAC market opportunity we see ahead."

“The GAC market continues to show strength with steady demand and minimal new capacity entering the market, creating favorable conditions for pricing," continued Mr. Rasmus. "We're seeing steady 3-5% annual growth from existing demand drivers alone, with the potential for a 3-5x increase in demand driven by the recent EPA regulatory changes. Beyond water treatment, we're capitalizing on additional growth drivers like renewable natural gas and have already sold initial Phase 1 GAC product to RNG customers in Q3 2025. Given the continued favorable market dynamics we now expect to make a Final Investment Decision on a second line prior to the end of 2025. We are well-positioned to capture this compelling decades-long opportunity while maintaining our disciplined approach to growth."
Second Quarter 2025 Results
Revenue totaled $28.6 million for the second quarter of 2025, reflecting an increase of 13% compared to $25.4 million in the prior year period. The increase was driven predominantly by higher ASP, and higher volumes. ASP for the second quarter of 2025 was up approximately 9% compared to the prior year period, further demonstrating sustained growth.
Costs of revenue totaled $19.1 million for the second quarter of 2025, an increase of approximately 11% compared to $17.2 million in the prior year period, principally driven by an increase in volumes and associated revenue as well as start-up costs associated with the GAC line at Red River.
Gross margin was 33.3% for the second quarter of 2025, compared to 32.2% in the prior year period. Gross margin increased approximately 110 bps, as higher pricing and volume were partially offset by start-up costs associated with the GAC line at Red River.
Selling, general and administrative expenses totaled $5.9 million for the second quarter of 2025, compared to $7.0 million in the prior year period. The reduction of approximately $1.1 million, or 16%, was primarily driven by lower payroll and benefits and G&A expenses. A portion of this decrease reflects the capitalization of payroll and benefits associated with our Corbin Facility, which became operational in January 2025.
Research and development costs totaled $2.7 million for the second quarter of 2025, compared to $0.9 million in the prior year period. This increase was primarily due to non-recurring expenses relating to feedstock utilized in pre-production testing of our GAC Facility during the three months ended June 30, 2025, which was included as an adjustment to Adjusted EBITDA.
Operating loss was $1.6 million for the second quarter of 2025, compared to $1.4 million in the prior year period.
Net loss was $2.1 million in the second quarter of 2025, compared to a net loss of $2.0 million in the prior year period.
Adjusted EBITDA was $3.7 million for the second quarter of 2025, compared to Adjusted EBITDA of $1.1 million in the prior year period, reflecting the fifth consecutive quarter of positive Adjusted EBITDA. The increase over the prior year period was primarily driven by the higher revenues discussed above.
See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capex for full year 2025 remains in line with previous guidance at $8 - $12 million. Capex totaled $1.9 million for the three months ended June 30, 2025, in line with management expectations.
Cash as of June 30, 2025, including $8.5 million of restricted cash, totaled $15.4 million, compared to $22.2 million as of December 31, 2024. The decrease was largely caused by capex relating to the GAC Facility at Red River, trade accounts payable, as well as build-up of inventory and spare parts at our Corbin Facility.
Total debt, inclusive of financing leases, as of June 30, 2025, totaled $28.7 million compared to $24.8 million as of December 31, 2024. The increase was driven by an increase in the outstanding principal balance of the Company's revolving credit facility.
Conference Call and Webcast Information
Arq will host its Q2 2025 earnings conference call on August 12, 2025, at 8:30 a.m. ET. The live webcast can be accessed through the Investor Resources section of Arq's website at www.arq.com. To participate, interested parties can register at https://www.webcast-eqs.com/Arq_Q2_2025. Alternatively, participants may join via phone by dialing (877) 407-0890 or (201) 389-0918 and referencing Arq. An investor presentation will also be available in the Investor Resources section before the call begins.

A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13754338. The dial-in replay will expire after August 19, 2025.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words "anticipates," “may,” "believes," "expects," "intends," "plans," "estimates," "predicts," the negative expressions of such words, or similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: our ability to complete and the anticipating timing of the ramp-up to full nameplate capacity at our Red River Plant; the anticipated timing of a final investment decision regarding a potential second GAC line at the Red River Plant and our ability to execute on such a project; the anticipated production capacity of a potential second GAC line at the Red River Plant; the anticipated effects from fluctuations in the pricing of our AC products; expected supply and demand for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; our ability to fund our business over the next twelve months; the anticipated timing for resuming operations at our Corbin Facility; our ability to access new markets for our GAC and other products; future growth in the industries in which we currently operate or intend to operate, including renewable natural gas; any future plant capacity expansions or site development projects and our ability to finance any such projects; the effectiveness of our technologies and products and the benefits they provide; the timing of awards of, and work and related testing under, our contracts and agreements and their value; our ability to contract remaining GAC product volumes; future cash flows, profitability and other potential benefits expected from our GAC business; the future profitability and sustainability of our PAC business; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount and timing of future capital expenditures needed to fund our business plan; the impact of domestic and international tariffs on our business and the wider AC market; our ability to capitalize on potentially favorable market conditions; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the new U.S. presidential administration, increased domestic and international tariffs, lingering effects of the pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; pending litigation; factors relating to our business strategy, goals and expectations concerning the acquisition of Arq Limited; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including our GAC products; opportunities for additional sales of our AC products and end-market diversification; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$6,957	$13,516
Receivables, net	15,547	14,876
Inventories, net	20,778	19,314
Prepaid expenses and other current assets	7,382	4,650
Total current assets	50,664	52,356
Restricted cash, long-term	8,467	8,719
Property, plant and equipment, net of accumulated depreciation of $29,622 and $26,619, respectively	180,621	178,564
Other long-term assets, net	44,789	44,729
Total Assets	$284,541	$284,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,860	$21,017
Revolving credit facility	18,528	13,828
Current portion of long-term debt obligations	1,430	1,624
Other current liabilities	10,350	8,184
Total current liabilities	46,168	44,653
Long-term debt obligations, net of current portion	8,741	9,370
Other long-term liabilities	12,864	13,069
Total Liabilities	67,773	67,092
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 47,196,204 and 46,639,930 shares issued, and 42,578,058 and 42,021,784 shares outstanding at June 30, 2025 and December 31, 2024, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of June 30, 2025 and December 31, 2024, respectively	(47,692)	(47,692)
Additional paid-in capital	199,909	198,487
Retained earnings	64,504	66,434
Total Stockholders’ Equity	216,768	217,276
Total Liabilities and Stockholders’ Equity	$284,541	$284,368

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue	$28,584	$25,405	$55,831	$47,145

Cost of revenue, exclusive of depreciation and amortization	19,066	17,227	36,398	30,940

Operating expenses:
Selling, general and administrative	5,918	7,011	11,971	14,677
Research and development	2,697	929	3,571	2,554
Depreciation, amortization, depletion and accretion	2,485	1,658	4,666	3,374
(Gain) loss on sale of assets	(27)	—	118	—
Total operating expenses	11,073	9,598	20,326	20,605
Operating loss	(1,555)	(1,420)	(893)	(4,400)
Other (expense) income:
Earnings from equity method investments	—	—	155	—
Interest expense	(594)	(829)	(1,318)	(1,620)
Other income, net	16	311	126	663
Total other expense	(578)	(518)	(1,037)	(957)
Loss before income taxes	(2,133)	(1,938)	(1,930)	(5,357)
Income tax expense	—	30	—	30
Net loss	$(2,133)	$(1,968)	$(1,930)	$(5,387)
Loss per common share:
Basic	$(0.05)	$(0.06)	$(0.05)	$(0.16)
Diluted	$(0.05)	$(0.06)	$(0.05)	$(0.16)
Weighted-average number of common shares outstanding:
Basic	41,507	34,356	41,415	33,229
Diluted	41,507	34,356	41,415	33,229

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(1,930)	$(5,387)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, depletion and accretion	4,666	3,374
Stock-based compensation expense	1,470	1,435
Operating lease expense	1,161	1,049
Amortization of debt discount and debt issuance costs	173	299
Loss on sale of long-term assets, net	118	—
Earnings from equity method investments	(155)	—
Other non-cash items, net	(5)	(55)
Changes in operating assets and liabilities:
Receivables, net	(671)	380
Prepaid expenses and other assets	(2,853)	1,036
Inventories, net	(1,580)	(1,493)
Other long-term assets, net	(1,631)	(1,089)
Accounts payable and accrued expenses	(5,709)	(1,821)
Other current liabilities	1,651	1,560
Operating lease liabilities	204	(786)
Other long-term liabilities	(185)	(926)
Net cash used in operating activities	(5,276)	(2,424)
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(5,589)	(28,766)
Acquisition of mine development costs	(96)	(85)
Distributions from equity method investees in excess of cumulative earnings	155	—
Net cash used in investing activities	(5,530)	(28,851)
Cash flows from financing activities
Borrowings on revolving credit facility	61,884	—
Repayments of revolving credit facility	(57,184)	—
Principal payments on notes payable	(393)	(268)
Principal payments on finance lease obligations	(264)	(565)
Repurchase of common stock to satisfy tax withholdings	(48)	(599)
Net proceeds from common stock issued in private placement transactions	—	14,951
Net proceeds from common stock issued to related party	—	800
Net cash provided by financing activities	3,995	14,319
Decrease in Cash and Restricted Cash	(6,811)	(16,956)
Cash and Restricted Cash, beginning of period	22,235	54,153
Cash and Restricted Cash, end of period	$15,424	$37,197
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$553	$4,013

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by GAC Facility pre-production feedstock, share-based compensation expense, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net loss, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA (loss) and Adjusted EBITDA.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net loss	$(2,133)	$(1,968)	$(1,930)	$(5,387)
Depreciation, amortization, depletion and accretion	2,485	1,658	4,666	3,374
Amortization of Upfront Customer Consideration	127	127	254	254
Interest expense, net	585	606	1,256	1,038
Income tax expense	—	30	—	30
EBITDA (loss)	1,064	453	4,246	(691)
GAC Facility pre-production feedstock (1)	1,897	—	1,897	—
Stock-based compensation expense (2)	734	653	1,470	1,435
(Gain) loss on sale of assets	(27)	—	118	—
Adjusted EBITDA	$3,668	$1,106	$7,731	$744
(1) Represents expenses related to feedstock utilized in pre-production testing of our GAC Facility during the three months ended June 30, 2025 included within "Research and development" expense in the Condensed Consolidated Statements of Operations.
(2) Represents non-cash stock-based compensation expenses that are included within "Cost of revenue, exclusive of depreciation and amortization" and "Selling, general and administrative" expenses in the Condensed Consolidated Statements of Operations. Previously reported Adjusted EBITDA (loss) for the three and six months ended June 30, 2024 has been revised to include non-cash stock-based compensation expense as an adjustment to Adjusted EBITDA (loss).